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                                                               EXHIBIT NO. 10.14

                                 (WEST (R) LOGO)

TO:     TODD B. STRUBBE
FROM:   STEVE STANGL
DATE:   FEBRUARY 11, 2005
RE:     2005 COMPENSATION PLAN - EXHIBIT A
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The compensation plan for 2005 while you are employed as President of West
Direct, Inc. ("WDI") and West Interactive Corporation ("WIC") is outlined below:

1. Your base salary will be $250,000.00. Should you elect to voluntarily terminate your employment, you will be compensated for your services as an employee through the date of your actual termination per your Employment Agreement.

2. You are eligible to receive up to a $100,000 annual performance bonus for meeting your WDI objective in Net Operating Income before corporate allocations. The percent of plan achieved will apply to this bonus calculation, but will not exceed a total of $100,000 for the year. Up to $18,750 of this bonus will be available to be paid quarterly and trued up annually. This bonus is not to be combined or netted together with any other bonus set forth in this agreement.

3. You are also eligible to receive up to a $100,000 annual performance bonus for meeting your WIC objective Net Operating Income before corporate allocations. The percent of plan achievement will apply to this bonus calculation, but will not exceed a total of $100,000 for the year. Up to $18,750 of this bonus will be available to be paid quarterly and trued up annually. This bonus is not to be combined or netted together with any other bonus set forth in this agreement.

4. You are also eligible to receive an additional bonus for Net Operating Income before corporation allocations in excess of WDI's and/or WIC's plan objectives. The bonus will be calculated by multiplying the respective excess Net Operating Income before corporate allocations times .02. This bonus will be calculated at the end of the 2005 plan year and will be paid no later than February 28, 2006. This bonus is not to be combined or netted together with any other bonus set forth in this agreement.

5. In addition, if West Corporation achieves its publicly stated 2005 Net Income range provided in December 2004, you will be eligible to receive an additional one-time bonus of $50,000. This bonus is not to be combined or netted together with any other bonus set forth in this agreement.

6.   You will be paid the amount due for any quarterly bonuses within thirty
     (30) days after the quarter ends, except for the 4th Quarter and annual true-up amounts which will be paid no later than February 28, 2006.

7. All objectives are based upon each company's operations and will not include profit and income derived from mergers, acquisitions, joint ventures, stock buy backs or other non-operating income unless specifically and individually approved by West Corporation's Compensation Committee.

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8.   At the discretion of executive management, you may also receive an additional bonus based on your individual performance. This bonus is not to be combined or netted together with any other bonus set forth in this agreement.

9. The benefit plans, as referenced in Section 7(h), shall include insurance plans based upon eligibility pursuant to the plans. If the insurance plans do not provide for continued participation, the continuation of benefits shall be pursuant to COBRA. In the event Employee's benefits continue pursuant to COBRA and Employee accepts new employment during the consulting term, Employee may continue benefits thereafter to the extent allowed under COBRA. In no event shall benefits plans include the 401K Plan or the 1996 Stock Incentive Plan.


                                        /s/ Todd B. Strubbe
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                                        Employee - Todd B. Strubbe